Exhibit 10.1

Amendment 2019-1
to the
Devon Energy Corporation
defined contribution RESTORATION Plan

The Devon Energy Corporation Defined Contribution Restoration Plan (the "Plan") is amended, effective as of July 1, 2019, as follows:

1.Section 4.1 of the Plan ("Company Contributions") is amended in its entirety to read as follows:

"4.1Company Contributions.  The Company Contributions for a Plan Year (or other applicable determination period) will be equal to the amount of Company contributions that would have otherwise been allocated to the Participant under the Qualified Plan, but for (i) the application of Section 401(a)(17) of the Code, and (ii) the reduction in the Participant's eligible compensation under the Qualified Plan to reflect deferrals in a non-qualified deferred compensation plan sponsored by the Company.  Further, a Participant shall only be eligible to receive Company Contributions under this Plan for a Plan Year (or other applicable determination period) if and to the extent that the Participant satisfies the eligibility requirements (including, without limitation, the requirement to be employed by the Company as of a specified date or dates) to receive a Company contribution under the Qualified Plan for such period."

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DB1/ 104659481.2

IN WITNESS WHEREOF, Devon Energy Corporation (acting through its authorized delegate) has caused this Amendment 2019-1 to the Plan to be executed this 19th day of June, 2019.

DEVON ENERGY CORPORATION

By:_ /s/ Tana K. Cashion
Name:  Tana K. Cashion
Title:  Senior Vice President, Human Resources

[Signature Page to Amendment 2019-1 to the Devon Energy Corporation Defined Contribution Restoration Plan]